Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

FOR IMMEDIATE RELEASE

Gryphon Gold Reports $5.9 million in Revenue in
the First Quarter Fiscal 2013

  Achieved revenue of $5.9 million on sales of 3,280 gold equivalent ounces

  Achieved positive income from operations

CARSON CITY, NV, August 14, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced financial results for its first quarter of fiscal 2013, which ended June 30, 2012.

The Company achieved revenue of $5.9 million in the first quarter of fiscal 2013 on sales of 3,280 gold equivalent ounces. There was no revenue in the first quarter of fiscal 2012. Revenue in the fourth quarter of fiscal 2012 was $1.8 million on sales of 1,076 gold equivalent ounces.

Approximately 223,500 tons of ore was placed on the heap leach pad in the fiscal 2013 first quarter. The Company produced 3,280 gold equivalent ounces in the quarter at a recovery rate of approximately 40%. For the fiscal 2013 first quarter, the average cash cost per ounce was approximately $948.This is a non-GAAP measurement, see page 4 for reconciliation. At June 30, 2012, the Company had $5.9 million of inventory.

James T. O’Neil Jr., CEO and Interim CFO of Gryphon Gold, commented, “We completed the 1A phase of the heap leach pad as well as the Adsorption Desorption and Refining (“ADR”) facility in the first quarter. We have since received the permit for the 1B phase of expansion of the heap leach pad to build it out from a 4 million ton capacity to 12 million tons. We also established the reclamation bond for the expansion while concurrently restructuring the previous bond for the existing disturbance, which is the Phase 1A portion of the heap leach pad, with a lower cash collateral requirement. Once we have the conveyor system, we will be able to mobilize the larger crusher and load the pad more rapidly as it and two downstream cone crushers are in place for operation. Our goal is to increase the tons of ore delivered to the pad to an average of 12,000 tons per day. However, an increase in our production rate still requires approval of our permits for the second carbon column structure and higher pumping capacity. The permits are currently under review with the Nevada Department of Environmental Protection and the U.S. Forest Service.” The Phase 1B of the heap leach pad expansion is underway.

FIRST QUARTER OF FISCAL 2013 FINANCIAL RESULTS

For the first quarter of fiscal 2013, the Company had a net loss from continuing operations of $379,151, compared with a net loss of $583,461 in same period of the prior year. On a per diluted share basis, both quarters were negligible.

Other operating expenses increased $179,506 mostly as the result of a $138,029 increase in legal and audit fees associated with refinancing efforts and litigation activity and higher noncash stock option expense of $72,075. Income from operations was $71,576.

Interest expense, net of capitalized interest, was $889,401 for the quarter up from $19,811 in the prior year period for interest payments made on promissory and convertible notes issued May 20, 2011, to reduce potential future royalty obligations and debt incurred since April 2011. Also, the Company recognized a gain of $417,776 in this year’s first quarter for the change in liability warrants issued in Canadian dollars.

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

LIQUIDITY AND OUTLOOK

At June 30, 2012, the Company had cash on hand of $4.5 million, compared with $0.6 million at March 30, 2012. The increase reflected cash generated from gold sales and borrowings on its senior credit facility. On April 18, 2012, the Company secured a $15 million senior secured non-revolving gold stream credit agreement for debt repayment and working capital requirements. The Company drew the full $15 million facility and used approximately $9.0 million for debt repayment. At August 10, 2012, the Company had $284,000 in cash, $360,000 in receivables and $2.6 million being returned to the Company for the initial surety bond on Phase 1A of the heap leach pad.

INCREASING PRODUCTION: SOLID PROGRESS SHOWN

Gryphon Gold’s objective is to reach a production rate of 2,000 to 2,500 ounces per month by the end of calendar year 2012 with measurably reduced production costs from leverage on higher production volume and improved recovery rates achieved by adding newly mined ore when available to the existing dump and heap resources currently being processed. The Company’s strategy is to increase production and sales in order to generate sufficient cash to invest in further exploration and development of the historic resource base of Borealis for an extended mine life.

The Company is currently reviewing a three-year mine plan with an additional three-year potential if drilling confirms current oxide resource predictions. Gryphon Gold’s objective is to further explore and develop the Borealis Property in order to aid in the discovery of additional mineralization and to expand the mine life past its initial six-year estimate.

Mr. O’Neil noted, “Our focus remains on our planned operational upgrades to achieve our production target with current mineralization and the discovery of assets through definition drilling. We have a lot to accomplish in the next several months to achieve our production goals, but believe we are executing on plan to make this happen. We are dependent upon certain items out of our control, such as permitting, but can move quickly once approvals are received. We expect these activities to further increase our cash flow and enable the necessary development drilling to extend the mine life of our Borealis property.”

FIRST QUARTER OF FISCAL 2013 CONFERENCE CALL AND WEBCAST

The Company will host a conference call and webcast to discuss its results and progress in advancing the Borealis project on Wednesday, August 15, 2012 at 11:30 a.m. ET.

The teleconference call can be accessed by dialling (201) 689-8560. The webcast can be found on the Company’s website at www.gryphongold.com.

A telephonic replay will be available from 2:30 p.m. Eastern Time the day of the teleconference until Friday, August 22, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 396771. An archive of the call can be found on the website and a transcript of the call will be posted once available.

ABOUT GRYPHON GOLD:

Gryphon Gold is an exploration, development and production company focused on precious metals and is currently producing at its Borealis property, located in Nevada’s Walker Lane Gold Belt. The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

Gryphon Gold routinely posts news and other important information on its website. www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, goals for gold production, goals for ore processing, statements relating to composition of the shipped doré; estimates related to cash flow, fixed costs revenue from doré shipments; plans and timing of the drill program and expected results; estimates related to the production rate for fiscal 2013; expected investments to increase production capacity and for capital investments in fiscal 2013; ability to increase cost efficiencies and achieve positive cash flow from operations; investment in increasing production capacity and future production potential and the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2012, and interim report on Form 10Q for the period ended June 30, 2012, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com. Financial data included in the financial tables should be read in conjunction with the Company’s audited financial statements and the notes attached thereto.

For further information please contact:

James T. O’Neil Jr., CEO and Interim CFO
775.883.1456
joneil@gryphongold.com
Deborah K. Pawlowski, Kei Advisors LLC
716.843.3908
Dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

Non-GAAP Measures

Cash costs per ounce of gold represent non-U.S. Generally Accepted Accounting Principles (“GAAP”) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost per ounce is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

Gryphon Gold Corporation
Cash Cost Per Ounce Reconciliation
(Unaudited)
(Stated in U.S. dollars)

Cost of sales	$5,045,815
Impairment on inventory	60,531
Royalties	280,295
Inventory change	1,271,965
Depreciation, depletion, amortization	325,010
Production cash costs	3,108,014

Gold equivalent ounces sold	3,280
Cash cost per ounce	$947.57

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

Gryphon Gold Corporation
Consolidated Balance Sheets
(Stated in U.S. dollars)

	As at	As at
	June 30,	March 31,
	2012 (unaudited)	2012
ASSETS
Current Assets
Cash	$4,533,261	$602,343
Accounts receivable	27,179	358,005
Prepaid expenses	275,103	171,515
Inventories	6,024,646	6,363,016
Deferred debt issue costs	491,802	312,549
Total Current Assets	11,351,991	7,807,428

Property, plant & equipment, net	20,003,682	19,565,395
Reclamation bonds	2,898,359	2,839,559
Total Assets	$34,254,032	$30,212,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,863,407	$5,004,298
Current portion of the long term debt	3,136,500	583,458
Note payable	1,084,258	1,376,479
Total Current Liabilities	8,084,165	6,964,235

Asset retirement obligation	1,703,504	1,675,877
Warrant derivative liabilities	759,081	137,291
Long-term debt, net if discount	12,759,482	10,198,611
Total Liabilities	23,306,232	18,976,014

Commitments & contingencies [Note 10, 11 and 13]

Stockholders' Equity
Common stock	194,103	194,103
Additional paid-in capital	54,205,021	54,114,438
Accumulated deficit	(43,451,324)	(43,072,173)
Total Stockholders' Equity	10,947,800	11,236,368
Total Liabilities and Stockholders’ Equity	$34,254,032	$30,212,382

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

Gryphon Gold Corporation
Consolidated Statement of Operations
(Stated in U.S. dollars)

	Three months ended	Three months ended
	June 30,	June 30,
	2012	2011

Sales of product	$5,889,363	$-
Cost of sales and other direct production costs	5,045,815	-
Gross profit	843,548	-
Other operating expenses:
Exploration	25,218	90,896
Salaries & consulting fees	320,935	233,407
General and administrative	153,424	143,079
Legal and audit	212,176	74,147
Travel and accommodation	26,390	50,473
Depreciation	6,632	3,509
Loss (gain) on disposal of equipment	(430)	-
Asset retirement obligation accretion	27,627	(3,046)
Total other operating expenses	771,972	592,465
Income (loss) from operations	71,576	(592,465)

Other (income) expense:
Foreign exchange (gain) loss	(19,400)	(28,749)
(Gain) loss on warrant derivative liability	(417,776)	-
Interest income	(1,498)	(66)
Interest expense, net of capitalized interest	889,401	19,811
Total other (income) expense	450,727	(9,004)
Net loss	$(379,151)	$(583,461)

Basic and diluted loss per share:
Net loss	Nil	Nil

Basic and diluted weighted average number of common shares outstanding	194,103,382	141,980,549

Gryphon Gold Reports $5.9 million in Gold Sales in the First Quarter Fiscal 2013
August 14, 2012

Gryphon Gold Corporation
Consolidated Statements of Cash Flows
(Stated in U.S. dollars)

	Three months ended	Three months ended
	June 30,	June 30,
	2012	2011

OPERATING ACTIVITIES
Net loss for the period	$(379,151)	$(583,461)
Items not involving cash:
Interest expense paid with debt	149,229
Depreciation	394,666	3,509
Asset retirement obligation accretion	27,627	(3,046)
Gain on disposal of equipment	(430)	-
Share based compensation	90,583	18,508
Amortization of debt offering costs	380,822
Amortization of notes payable discount	242,672
Unrealized gain on foreign exchange	5,572	(33,513)
Impairment of inventory	60,531	-
Change in liability of options and warrants	(417,776)	-
Loss on modification of debt	-	-
Changes in non-cash working capital items:		-
Accounts receivable	7,256	(2,608)
Accounts payable and accrued liabilities	(3,131,858)	150,863
Inventories	1,881,582	-
Prepaid expenses	(103,588)	564
Cash used in operating activities	(792,263)	(449,184)
INVESTING ACTIVITIES
Reclamation bonds purchased	(58,800)	(2,000,000)
Purchase of property, plant & equipment	(166,049)	(896,535)
Interest capitalized on self-constructed assets	(35,799)	-
Proceeds from sale of equipment	1,000	-
Option payment to amend and reduce royalty	-	(175,000)
Proceeds from note receivable	-	2,975
Cash used in investing activities	(259,648)	(3,068,560)

FINANCING ACTIVITIES
Payments on notes payable	(321,619)
Proceeds from senior credit facility	5,395,095
Shares and warrants issued for cash	-	11,068,362
Share issue costs	-	(13,177)
Public offering costs	-	(1,185,444)
Debt and share issue costs	(85,075)
Cash provided by financing activities	4,988,401	9,869,741

Effect of foreign exchange on cash	(5,572)	33,513
Increase (decrease) in cash during the period	3,930,918	6,385,510
Cash, beginning of year	602,343	$837,457
Cash, end of period	$4,533,261	$7,222,967